NZ 104/96
                                                                      N  120/96


                                   COUNTERPART
                                  NOTARIAL DEED


prepared on 28 June 1996 (the twenty-eighth of June nineteen hundred ninety-six) by myself, JUDr. Iva Filipova, a Notary Public for Prague, with my seat at Praha 1, Vaclavske namesti 56.

A party known personally to me, and according to her declaration capable of legal acts:

JUDr. Andrea Bednarikova, birth certificate number: 675514/0656, residing at Prague 5, Ovci hajek 2161.

JUDr. Andrea Bednarikova declares that she is authorized to act on behalf of the company BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. with its registered office at 3521 CB Utrecht, Croeselaan 18, Holland, the founder and sole participant of POWER International, spol. s.r.o. with its seat at Prague 1, Maiselova 15, ICO: 40612490, registered at the Commercial Register at the Regional Commercial Court of Prague, Section C, File No. 2064.

BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. has authorized the executive of POWER INTERNATIONAL, spol. s.r.o., Vladimir Prerad, residing at Prague 5, Na Srpecku 6, to take all legal actions which BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V., as the sole participant of POWER International, spol. s.r.o., may take in accordance with law.

The Power of Attorney shall be attached to the Notarial Deed as Exhibit no. I

On 27 June 1996, Vladimir Prerad granted to JUDr. Andrea Bednarikova a Power of Attorney entitling her to implement the acts detailed below. This Power of Attorney shall be attached to the Notarial Deed as Exhibit no. 2.

It was stated that the extraordinary general meeting of the company POWER International, spol. s r.o., which was convened and attended by a representative of the sole participant - BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V., resolved that the company's registered capital would be increased from the original amount of 100,000 CZK (in words: one hundred thousand Czech Crowns) to 59,986,972 CZK (fifty-nine million nine hundred eighty-six thousand nine hundred seventy-two Czech Crowns). The company's registered capital was increased by a nonmonetary contribution of 59,886,972 (fifty-nine million eight hundred eightysix thousand nine hundred seventy-two Czech Crowns). The nonmonetary contribution shall be effected by forgiving certain debts (totaling 59,886,972
CZK) owed by POWER International, spol. s.r.o. to BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V.

On 24 June 1996, POWER International, spol. s.r.o. concluded with BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. the Debt for Equity Agreement obliging BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. to take over all obligations regarding the nom-nonetary contribution to the Registered Capital. The nonmonetary contribution was appraised by an expert opinion from the court-sworm expert Ing. Milan Vodi6ka on 18 June 1996.

JUDr. Andrea Bednarikova, representing BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL
B. V. and with respect to the above mentioned means of increasing the registered capital of POWER International, spol. s.r.o. and to the Power of Attorney vested to her on 27 June 1996, asked me to draw this.

      Amendment to the Deed of Foundation of the limited liability company
                               POWER International

The following is the amended version of the "Fifth" article of the Deed of Foundation of POWER International, spol. s.r.o. of 8 May 1991:

The Company's registered capital amounting to 59,986,972 CZK (in words: fifty-nine million nine hundred eighty-six thousand nine hundred seventy-two Czech Crowns) includes the monetary contribution of 100,000 CZK (in words: one hundred thousand Czech Crowns) and the nonmonetary contribution of 59,886,972 CZK (in words: fifty-nine million eight hundred eighty-six thousand nine hundred seventy-two Czech Crowns).

The monetary contribution was fully paid up by the date of the company's application to be incorporated in the Commercial Register.

The nonmonetary contribution shall effect the forgiveness of certain debts (totaling 59,886,972 CZK) owed by POWER International, spol. s.r.o. to BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. On 24 June 1996, POWER International, spol. s r.o. concluded with BEHEER-EN BELEGGINGSAATSCHA-PPIJ BRUWABEL B.V. the Debt for Equity Agreement obliging BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. to take over all obligations regarding the nonmonetary contribution to the registered capital. The nonmonetary contribution was appraised by an expert opinion from the court-swom expert Ing. Milan Vodicka on 18 June 1996.


The sum of the above mentioned capital contributions creates a one hundred percent participation interest of the participant of the company.










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Three copies of this document were handed over to JUDr. Andrea Bednarikova.

The Notarial Deed has been drawn, read and fully approved and finally signed by the party. Then I, the state notary, signed this document and provided it with an official stamp.


Andrea Bednarikova, v.r.,
representing BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V.

L.S.
Iva Filipova v.r.